EXHIBIT 10.01

PURCHASE AGREEMENT

BY AND BETWEEN

MAINLAND RESOURCES, INC.

AS SELLER

AND

LP

AS BUYER

MARCH 12, 2010

TABLE OF CONTENTS

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ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE	8

2.1.	Purchase and Sale	8
2.2.	Purchase Price	8
2.3.	Adjustments to Purchase Price	8
2.4.	Determination of Purchase Price	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	11

3.1.	Organization	12
3.2.	Authorization	12
3.3.	No Violation or Conflict	12
3.4.	Title	12
3.5.	Contracts	13
3.6.	Lease Provisions	14
3.7.	Compliance With Law	14
3.8.	Litigation	15
3.9.	Taxes	15
3.10.	Environmental Matters	15
3.11.	Broker’s Fees	15
3.12	Outstanding Commitments, AFEs and Invoices	15
3.13	Preferential Rights and Required Consents	15

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	16

4.1.	Organization	16
4.2.	Authorization	16
4.3.	No Violation or Conflict	16
4.4.	No Reliance	16
4.5.	Financing	17
4.6.	Broker’s Fees	17

ARTICLE V	COVENANTS	17

5.1.	Conduct of Business	17
5.2.	Buyer’s Access to Information	18
5.3.	Further Assurances	18
5.4.	Filings	18
5.5.	Publicity	18
5.6.	Casualty	19
5.7	Notification of Claims	19

ARTICLE VI	CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING; CLOSING	19

6.1.	Conditions Precedent to Each Party’s Obligations to Close	19
6.2.	Conditions Precedent to Obligations of Buyer	19
6.3.	Conditions Precedent to Obligations of Seller	19
6.4.	The Closing	19
ARTICLE VIIADDITIONAL COVENANTS 21

7.1.	Seller’s Access to Books and Records	21
7.2.	Tax Matters	22
7.3.	Surety Bonds; Letters of Credit	23
7.4.	Consents and Preferential Rights	23

ARTICLE VIIIINDEMNIFICATION23

8.1.	Limitation On and Survival of Representations and Warranties	23
8.2.	Indemnification of Seller	24
8.3.	Indemnification by Buyer	25
8.4.	Consent to Settlement; Cooperation	26
8.5.	Limitation of Liability	26
8.6.	Exclusive Remedy	26
8.7.	Title and Environmental Defects	26
8.8.	Disclaimer of Other Warranties	27
8.9.	Materiality Qualifiers Disregarded	28

ARTICLE IX	TERMINATION	28

9.1.	Termination	28
9.2.	Effect of Termination	29

ARTICLE X	MISCELLANEOUS	29

10.1.	Entire Agreement	29
10.2.	Expenses	29
10.3.	Governing Law	29
10.4.	Assignment	30
10.5.	Notices	30
10.6.	Counterparts; Headings	31
10.7.	Specific Performance	31
10.8.	Interpretation	31
10.9.	Severability	31
10.10.	No Third-Party Reliance	31
10.11.	Like-Kind Exchange	31
10.12.	Amendment; Waiver	32

TABLE OF CONTENTS
(continued)

EXHIBITS

Exhibit A	Procedure for Claiming Title Defects and Adjusting the Purchase Price
Exhibit B	Procedure for Claiming Environmental Defects and Adjusting the Purchase Price
Exhibit C	Form of Assignment, Conveyance and Bill of Sale
Exhibit D	Form of FIRPTA Affidavit

SCHEDULES

Schedule 2.1(a)	Excluded Assets
Schedule 2.3(a)(iv)	Certain Drilling and Completion Costs
Schedule 2.3(b)(iv)	Accrued Suspense Funds
Schedule 3.3	Violations or Conflicts
Schedule 3.4(a)	Leased Personal Property
Schedule 3.4(b)	Leases and Wells (including Net Acres, WI, NRI and Allocated Values)
Schedule 3.5(a)	Property Agreements
Schedule 3.5(b)	Matters relating to Property Agreements
Schedule 3.6	Unpaid Rentals, Royalties, Overriding Royalty Interests and Other Payments
Schedule 3.7	Compliance with Law
Schedule 3.8	Litigation
Schedule 3.12	Outstanding Commitments, AFEs and Invoices
Schedule 3.13	Preferential Rights and Required Consents
Schedule 7.3	Seller’s Surety Bonds and Letters of Credit

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made as of March 12, 2010 by and between Mainland Resources, Inc., a Nevada corporation (“Seller”), and LP, a Delaware limited partnership (“Buyer”).

RECITALS

A.           Seller owns an interest in certain oil and gas leases and wells located DeSoto Parish, Louisiana and assets related thereto.

B.           Seller desires to sell and Buyer desires to acquire the Assets (as defined herein) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and intending to be bound, agree as set forth below:

                    ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

“Action” means any action, claim, suit, litigation, arbitration or governmental investigation.

“Agreement” means this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Allocated Value” means the monetary amount for each Lease or Well set forth Schedule 3.4(b) for purposes of determining Title Defect Amounts and Title Benefit Amounts.

“Assets” means the following:

(a) the Property Agreements, including, without limitation, the Leases;

(b) the Personal Property;

(c) the Production;

(d) the Books and Records; and

(e) all other mineral and real property rights, titles and interests of any nature that Seller owns in and to all lands covered by the Leases (including but not limited to rights to bonus, rentals, royalties, executive rights, and reversionary rights).

“Assignment” means the Assignment, Conveyance and Bill of Sale in the form of Exhibit C attached hereto.  The Assignment may be executed in multiple counterparts for recording in the various jurisdictions where the Assets are located.

“Assumed Liabilities” means:

(f) any liability or obligation arising out of or resulting from performance due on or after the Effective Time under any Property Agreement, including the Leases;

(g) any liability or obligation for Taxes arising from and attributable to ownership and operations after the Effective Time;

(h) any liability or obligation for properly plugging and abandoning all of the Wells and restoring the surface areas associated with the Wells in accordance and compliance with the rules and regulations of Governmental Authorities having jurisdiction and the terms of the Leases;

(i) any liability or obligation relating to the accrued suspense funds as of the Closing Date, but only to the extent such suspended funds have been transferred to Buyer;

(j) any liability or losses attributable to a Title Defect for which the Purchase Price is decreased pursuant to Section 2.3(b)(iv); and

(k) except for any right to a Purchase Price adjustment or as it may constitute a breach of the representation set forth in Section 3.10, any matter relating to the environmental condition of the Properties.

“Books and Records” means, in whatever form or media expressed, all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including geological, plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all Tax Returns.

“Business Day” means any day other than (a) Saturday or Sunday; or (b) a day on which commercial banks in Houston, Texas are closed.

“Buyer” has the meaning given in the opening paragraph.

“Closing” means the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities as contemplated this Agreement and the documents related hereto.

“Closing Date” means May 1, 2010 or such other date as the parties may mutually agree in writing.

“Closing Purchase Price” has the meaning given in Section 2.2 below.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended.

“Easements” means all rights of way, easements, surface leases and other rights of surface use held by Seller related to the Assets.

“Effective Time” for all purposes of this Agreement shall mean 12:01 a.m. Central Time on January 1, 2010.

“Environmental Defect” means any condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water or sediments) that causes an Asset to be in violation of an Environmental Law.  It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels or equipment containing NORM found at a single site shall be deemed a single incident or condition.  Each Environmental Defect shall be addressed as a single incident or condition and Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site by site basis).  The existence or presence of asbestos or NORM in or with respect to any equipment, tubulars, material, facility or other property which is currently in use and which is not currently required to be remediated under any Environmental Law shall not be considered an Environmental Defect notwithstanding that remediation may be required when such property is taken out of service.

“Environmental Defect Notice” means a written notice given by Buyer to Seller alleging an Environmental Defect.  To be effective, each Environmental Defect Notice must be in writing, received by Seller on or before the expiration of the Examination Period and satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the Environmental Defect Value.  For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of tests performed by Buyer or its consultants.

“Environmental Defect Value” means the costs to remediate that particular Environmental Defect as substantiated by Buyer or its consultants in writing, which includes the remediation proposed and all assumptions used to calculate such costs.

“Environmental Laws” means any and all Laws, relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

“Excluded Assets” means:

(l) the oil and gas leases excluded in accordance with the procedures set forth in Section 5.6, Section 7.4 or on Exhibit A or B;

(m) a copy of the Books and Records;

(n) any other assets held by Seller or its affiliates, including any other assets held by Seller in DeSoto Parish, Louisiana.

“Governmental Authority” means any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

“Hazardous Substances” means any substance or material which, if present in the environment would, under applicable Law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other Environmental Laws.

“Knowledge of Seller” means the actual knowledge of the following employees of Seller: Michael J. Newport, Mark Witt or Simeon Horton.

“Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, including principles of common law and duties existing thereunder, all of the foregoing as in effect on the date hereof.

“Lease” (individually) and “Leases” (collectively) means the oil, gas, and/or mineral leases (including federal leases) set forth on Schedule 3.4(b), including, but not limited to leaseholds, record title and operating rights, royalty or overriding royalty interests, production payment, reversionary, net profit, contractual working interests and other similar rights and estates therein owned by Seller in such leases, including all rights in any pooled, unitized or communitized acreage by virtue of the Leases being a part thereof.

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Liabilities” means any direct or indirect losses, damages, debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown.

“Losses” has the meaning given in Section 8.2(a).

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in (or any development that is reasonably likely to have a material adverse effect on or change in) the Assets, other than any change, circumstance or effect (a) relating to the economy, securities markets or financial markets, including the credit markets, in general, (b) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, or (c) resulting from the execution or performance of this Agreement or the announcement thereof.

“Net Acres” means the pro rata undivided interest of Seller in a Lease or other agreement obtained by multiplying the total number of acres covered by the Lease or agreement by the percentage Working Interest owned by Seller.

“Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.

“Permits” means all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, for the conduct of Seller’s business.

“Permitted Encumbrances” means:  (a) liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities of title and restrictions of right or interest of any nature affecting any Lease to the extent discharged at Closing; (b) lessors’ royalties, overriding royalties, and similar burdens that do not operate to reduce the Net Revenue Interest set forth on Exhibit 3.4(b) in any Lease; (c) contingent future obligations under any joint operating agreement, farm-out agreement, or similar agreement whereby an operator or other party with an interest in such agreement may earn, or otherwise become entitled to, an interest in any Lease or Well to the extent set forth on Exhibit 3.4(b); (d) division orders and sales contracts relating to hydrocarbons that are terminable, without material penalty, upon no more than 90 days notice to the purchaser under such division orders or sales contract (subject to applicable governmental regulations); (e) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Lease; (f) any required third-party consent to change of ownership or control of the Leases or similar agreements to the extent consent is obtained prior to Closing; (g) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases (i) if they have not been filed pursuant to Law and the opportunity to do so has expired, or (ii) if they are not delinquent and payment is being made in the ordinary course of business, or (iii) if their validity is being contested in good faith by appropriate action and Seller executes and delivers at Closing an indemnification agreement, reasonably acceptable to Buyer, agreeing to hold Buyer harmless therefrom; or (iv) if due and payable, now or in the future, provision has been made by Seller for the payment thereof; (h) easements in respect of surface operations, pipelines, or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the operation or use of the Leases; (i) all other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Leases that individually or in the aggregate are customary in the industry and do not interfere materially with the operation, value or use of any of the Leases; (j) all applicable Laws, rules and orders of any Governmental Authority; and (k) inchoate liens for Taxes not due and payable before the Closing Date.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Personal Property” means all of Seller’s interest in all of the tangible personal property, fixtures and improvements now and as of the Effective Time on, appurtenant to or used solely in connection with the Assets or with the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and pipeline fixtures, and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets.

“Production” means all of Seller’s right, title and interest in the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons produced from the Leases, products refined and manufactured therefrom and the accounts and proceeds from the sale thereof to the extent the Production has been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Time.

“Properties” means the lands associated with and subject to the Leases, to the extent, and only to the extent, that Seller has made use of such lands in connection with the exploration or drilling for, or production of, hydrocarbons under the terms of the Leases.

“Property Agreements” means the Leases, pooling and unitization agreements, hydrocarbon purchase and sale contracts, leases, permits, rights-of-way, easements, servitudes, licenses, farmouts, options, surface leases, surface fee interests, orders and other contracts or agreements:  (i) to the extent relating to any Well or to the other Assets; or (ii) to the extent relating to the production, storage, treatment, transportation, processing, sale or disposal of hydrocarbons, water or other minerals or substances produced therefrom or attributable thereto, identified on Schedule 3.5(a).

“Purchase Price” means the amount specified in Section 2.2 hereof.

“Referral Firm” has the meaning given in Section 2.4(c)(ii).

“Retained Liabilities” means all liabilities and obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Liabilities.

“Seller” has the meaning given in the opening paragraph.

“Tax” or “Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority.

“Tax Returns” means any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes imposed on Seller.

“Title Benefit” means any right, circumstance or condition that: (a) operates to increase the Net Acres of Seller in any Lease above that shown therefor on Schedule 3.4(b); (b) increases Seller’s Net Revenue Interest in any of the Leases to more than the amount shown on Schedule 3.4(b) for each Lease; or (c) decreases Seller’s Working Interest as set forth on Schedule 3.4(b) for each Lease (other than decreases that would result in the Net Revenue Interest in such Lease being proportionately decreased).

“Title Benefit Amount” means, with respect to a Title Benefit Property, the increase in the Allocated Value of a property as a result of the existence of one or more Title Benefits as determined pursuant to Exhibit A.

“Title Benefit Property” means a property affected by a Title Benefit.

“Title Defect” means any right, circumstance or condition (other than a Permitted Encumbrance) that:  (a) operates to reduce the Net Acres of Seller in any Lease below that shown therefor on Schedule 3.4(b); (b) reduces Seller’s Net Revenue Interest in any of the Leases to less than the amount shown on Schedule 3.4(b) for each Lease; (c) increases Seller’s Working Interest as set forth on Schedule 3.4(b) for each Lease (other than increases that would result in the Net Revenue Interest in such Lease being proportionately increased); or (d) imposes, on any of the Leases any encumbrance, claim, easement, servitude, right, burden or defect that is not a Permitted Encumbrance hereunder.  It is expressly understood that Permitted Encumbrances and production imbalances do not constitute Title Defects.

“Title Defect Amount” means, with respect to a Title Defect Property, the decrease in the Allocated Value of a property as a result of the existence of one or more Title Defects as determined pursuant to Exhibit A.

“Title Defect Mechanism” means the procedure whereby the Purchase Price is adjusted to compensate for variations in the Allocated Values caused by Title Defects.  The Title Defect Mechanism is set forth in Exhibit A.

“Title Defect Property” means any Lease set forth on Schedule 3.4(b) affected by a Title Defect.

“Well” (individually) and “Wells” (collectively) means the oil, gas, and/or mineral wells set forth on Schedule 3.4(b).

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.

                         ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale.

(a) At Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets; provided, however, the Excluded Assets, as set forth on Schedule 2.1(a) will not be conveyed or purchased hereunder, but will be excluded from this transaction.

(b) At Closing, Buyer shall assume and become obligated to pay, perform, or otherwise discharge the Assumed Liabilities.

(c) Notwithstanding anything herein to the contrary, Buyer shall not acquire any right or interest in any properties of Seller other than the Assets prior to the Effective Time.

2.2. Purchase Price.  The purchase price for the Assets will be $20,321,525 adjusted as provided in this Article II (as so adjusted, being herein called the “Purchase Price”).  At Closing, the Purchase Price as adjusted pursuant to Sections 2.3 (the “Closing Purchase Price”) shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds. A portion of the Purchase Price in the amount of $823,843.12 shall be paid by Buyer to Madison Williams and Company LLC in cash by wire transfer of immediately available funds.

2.3. Adjustments to Purchase Price.

(a) To determine the Closing Purchase Price, the Purchase Price shall be increased by the following amounts:

(i) the amount of all (1) ad valorem, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Time, calculated in a similar fashion as set forth in Section 2.3(b)(i), and (2) any other expenses paid by Seller and relating to the Assets for periods from and after the Effective Time and properly incurred under Section 5.1;

(ii) the aggregate amount of any and all out of pocket operating costs paid by Seller to third parties, not in violation of Section 5.1, that relate to the Assets for periods from and after the Effective Time, provided, however, that the out of pocket operating costs associated with the Dehan 15 #1 well will be calculated from and after the date of first production,  (excluding amounts for which the Purchase Price is increased pursuant to Section 2.3(a)(i) above), including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance Taxes and producing overhead rates;

(iii) the aggregate amount of any and all capital expenditures actually paid to third parties by Seller or on Seller’s behalf, not in violation of Section 5.1, that relate to the Assets for periods from and after the Effective Time;

(iv) other than with respect to the Griffith 11-1 well, all drilling and completion costs incurred by Seller, not in violation of Section 5.1, on the Leases prior to the Closing Date, which costs as of the date of this Agreement are set forth on Schedule 2.3(a)(iv); and

(v) any other amount agreed upon by the parties in writing.

(b) To determine the Closing Purchase Price, the Purchase Price shall be decreased, without duplication, by the following amounts:

(i) the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Time (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the best information then reasonably available to the parties).  Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time; provided, however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which such production which is the basis for such calculation of Taxes occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;

(ii) amounts equal to all revenues (net of applicable Taxes that are paid by Seller subsequent to the Effective Time and prior to the Closing Date, and royalty, overriding royalty payments and similar such payments) collected by Seller that are attributable to production of oil or gas from the Griffith 11-1 well (but not taking into account any hedges) and from the disposal of salt water and relating to periods of time from and after the Effective Time;

(iii) all proceeds of production as produced and sold as of the date of first production with respect to all Wells other than the Griffith 11-1 well;

(iv) an amount equal to the amount of accrued suspense funds as of the Closing Date (such amount to be determined by Seller by updating the amount of accrued suspense funds as of December 31, 2009 set forth on Schedule 2.3(b)(iv) to reflect the amount of accrued suspense funds as of the Closing Date;

(v) an amount, calculated in accordance with the procedures of Exhibit A for Title Defects, equal to the agreed value of any Title Defect that is asserted prior to Closing, agreed to by Seller, and remains uncured by Seller at Closing; provided that Title Defects for which there is no agreement prior to Closing shall be addressed in accordance with procedures of Exhibit A;

(vi) an amount, calculated in accordance with the procedures of Exhibit B for Environmental Defects, equal to the agreed value of any Environmental Defect that is asserted prior to Closing, agreed to by Seller, and remains uncured by Seller at Closing; provided that Environmental Defects for which there is no agreement prior to Closing shall be addressed in accordance with procedures of Exhibit B;

(vii) an amount of money equal to the Allocated Value of any Assets set forth on Schedule 3.4(b) that are removed from the purchase and sale under this Agreement by reason of the exercise of a preferential right to purchase by the holder of such right prior to Closing; and

(viii) any other amount agreed upon by the parties in writing.

2.4. Determination of Purchase Price.

(a) The Closing Purchase Price shall be determined by adding to or subtracting from the Purchase Price, as applicable, each adjustment to be made to the Purchase Price at Closing pursuant to Sections 2.3(a) and 2.3(b), as proposed by Seller and not disputed by Buyer in accordance with this Section 2.4.

(b) Seller shall prepare and deliver to Buyer at least five Business Days before the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment (including the calculation thereof) to be made in accordance with Sections 2.3(a) and 2.3(b).  Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments by delivery to Seller by written notice thereof within two Business Days after receipt of such estimate.  Buyer and Seller shall use commercially reasonable efforts to resolve any such dispute in writing prior to Closing.  If any such disputed amounts are not resolved by mutual written agreement of Buyer and Seller prior to Closing, (i) such disputed amounts shall be resolved in accordance with Section 2.4(c)(i) and (ii) Closing shall occur with payment of the Closing Purchase Price less the amount of such disputed item or items (but only to the extent of dispute); provided, however, that Title Defects shall be addressed as set forth in Section 2.3(b)(iv).

(c) After Closing, and regardless of whether Seller or Buyer proposed or disputed such adjustments pursuant to Section 2.4(b), the Closing Purchase Price shall be subject to further adjustment pursuant to this Section 2.4(c).

(i) On or before the 90th day after Closing, Seller shall prepare and deliver to Buyer, a statement (the “Final Settlement Statement”) setting forth Seller’s calculation of the final adjustments described in Sections 2.3(a) and 2.3(b) and showing the calculation of such adjustments, including any items that may have been disputed by the parties but unresolved prior to Closing in accordance with Section 2.4(b).  Within 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and the reasons for those changes.  The parties shall attempt to agree to the amounts due pursuant to such adjustments, including any amounts disputed under Section 2.4(b) and not resolved prior to Closing, no later than 30 days after Buyer’s receipt of the Final Settlement Statement.  The date upon which such agreement is reached shall be herein called the “Final Settlement Date.”  Within five Business Days from the Final Settlement Date, the party owing any undisputed amount for additional adjustments shall wire such amount in cash, in immediately available funds to the other party.

(ii) If Seller and Buyer are unable to agree upon the Final Settlement Statement by the 30th day after Buyer’s receipt of same, Ernst & Young LLP (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing) (the “Referral Firm”) shall review the Final Settlement Statement and the records relating to the Leases and determine the final adjustments, other than adjustments determined under the mechanism regarding Title Defects set forth in Exhibit A.  With respect to any matters under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any Person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer in writing.  With respect to any matters for which interpretation of this Agreement is required, and for which Buyer and Seller cannot agree on such interpretation, such matter shall be submitted to arbitration in a similar manner as set forth in Exhibit A, paragraph 11 regarding Title Defect disputes and the Referral Firm shall decide all other matters specified in this Section 2.4(c)(ii) and subsequently determine the matters for which interpretation was required, based upon the results of said determination after same has become final.  The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller.  The Referral Firm shall deliver its final calculation of the Purchase Price in writing to Buyer and Seller as soon as is practicable, and the parties shall pay and receive the final adjustment amount by wire transfer of cash in immediately available funds, no later than the 5th business day following the paying party’s receipt from the Referral Firm of the final Purchase Price determination, notwithstanding any ongoing dispute, if any, regarding Title Defects.

(iii) The parties will, and will cause their representatives to, reasonably cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.4, including but not limited to making available books, records and personnel as necessary or appropriate.

                             ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

3.1. Organization.  Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada.  Seller has full power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it).  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it related to the Assets, requires such qualification.

3.2. Authorization.  The execution, delivery and performance of this Agreement have been authorized by all necessary action on the part of Seller, and no further actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement, and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

3.3. No Violation or Conflict.  Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party does not and will not (a) conflict with, violate or breach any Laws, judgment, order or decree binding on Seller, the limited liability company agreement of Seller, or any material contract to which Seller is a party or by which it is bound, (b) give any party to any of the Property Agreements to which Seller is a party or by which they are bound any right of termination, breach, cancellation, acceleration or modification thereunder or (c) require the approval, consent or authorization of, or prior notice to, filing with or registration with any Governmental Authority.

3.4. Title.

(a) Seller owns or leases, subject to its rights and the rights of third parties under joint operating agreements where applicable, all Personal Property currently used with and which is reasonably sufficient to operate, in the ordinary course of business, the Assets of which Seller is the operator of record; provided, as to Personal Property currently used with Assets of which Seller is not the operator of record, Seller only represents and warrants that it has an interest in such Personal Property commensurate with its working interest.  Schedule 3.4(a) contains a list of all leased Personal Property used in connection with the Assets of which Seller is the operator of record and, except as set forth on Schedule 3.4(a), all of said leases are assignable.  Subject to ordinary wear and tear and to scheduled or necessary repairs in the ordinary course of business, all material items of Personal Property appurtenant to or used in connection with Assets of which Seller is the operator of record are in reasonably good and serviceable condition and repair and there are no necessary material repairs, improvements, restoration or other service work necessary to make any of such assets serviceable.  Seller owns or leases such Personal Property appurtenant to or used in connection with Assets of which Seller is the operator of record free and clear of any claim, lien, right, or encumbrance, except for Permitted Encumbrances.

(b) Set forth on Schedule 3.4(b) is a true, correct and complete description of each of the Leases and a list of the Wells located on the lands associated with and subject to the Leases, together with a description of Seller’s Net Acres, Net Revenue Interest and Working Interest therein.

(c) Seller owns all rights of way and surface damage agreements associated therewith that are currently used with and which are reasonably sufficient for the operation of the Assets or the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, and, to the Knowledge of Seller, all of same are assignable.

3.5. Contracts.

(a) Schedule 3.5(a) lists the material Property Agreements other than the Leases.  Prior to the date hereof, Seller has made available to Buyer true and correct copies of all Property Agreements.  Except as set forth on Schedule 3.5(a) (i) each Property Agreement is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Seller has performed, and, to the Knowledge of Seller, each other party has performed, each material term, covenant and condition of each of the material Property Agreements to which Seller is a party that is to be performed by Seller or such other party at or before the date hereof; (iii)  no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or, to the Knowledge of Seller, any other party, under any of the material Property Agreements to which Seller is a party, except for such defaults that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect on any of the Property Agreements; and (iv) Seller does not intend, and Seller has not received written notice that any other party to a material Property Agreement intends, to cancel or terminate any of such Property Agreements.

(b) Except as set forth on Schedule 3.5(b) there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to Seller under any of the Property Agreements and no party has made written demand for such renegotiations.  Except as set forth on Schedule 3.5(b), there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of hydrocarbons under any of the Property Agreements.  Except as set forth on Schedule 3.5(b) Seller has not, with respect to the Property Agreements:  (i) become overproduced as to any Asset so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Property Agreements on or after the Effective Time without being currently paid therefore other than in the normal cycle of billing.  Except as set forth on Schedule 3.5(b), Seller is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without then or thereafter receiving the full contract price therefore.  Except as set forth on Schedule 3.5(b), there is no call upon, option to purchase or similar right to obtain hydrocarbons from the Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for hydrocarbons and the Assets are not subject to any area of mutual interest provisions, farm-ins, farm-outs or other agreements under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Effective Time.

3.6. Lease Provisions.  All Leases are in force and effect and are maintained by their terms.  Accurate and timely payment of delay rentals have been made to maintain in force and effect all Leases within the primary term on which drilling operations were not timely commenced.  All other Leases are validly preserved beyond the primary term by production in paying quantities or the accurate and timely payment of shut-in royalty payments or otherwise.  Except as set forth on Schedule 3.6, all rentals, royalties, overriding royalty interests and other payments due under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any third party a right to terminate any such Lease.  Schedule 2.3(b)(iv) lists the accrued suspense funds as of December 31, 2009.

3.7. Compliance With Law.  Except as set forth on Schedule 3.7:

(a) All filings and notices relating to the Assets, or the ownership or operation thereof, required to be made by Seller with all Governmental Authorities have been made by or on behalf of Seller other than filings or notices for which the failure to provide is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Assets or the transactions contemplated hereby.  Seller has not received any notice of violation and is not in violation of any Law with respect to the Assets, except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Leases as a whole.

(b) Seller holds all of the Permits necessary for the operation of Seller’s business as currently conducted, other than Permits for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Assets or the transactions contemplated hereby.  There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of any material Permits.  There are no proceedings pending or, to the Knowledge of Seller, threatened (i) with respect to any alleged failure to have all Permits required in connection with the operation of Seller’s business as currently conducted, or (ii) with respect to any valid requirement to plug or abandon any Well in which Seller owns an interest or that is located on any of the Leases.

3.8. Litigation.  Except as set forth on Schedule 3.8 or Schedule 3.10, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Seller, threatened or contemplated that, if adversely determined, would have an adverse effect on the Assets or the transactions contemplated by this Agreement.

3.9. Taxes.  There are no liens for Taxes on the Assets, except for Taxes not yet due and payable, and (subject to Section 7.2(a)) there is no unpaid Tax payable by Seller for which Buyer would become liable by reason of purchasing the Assets hereunder.  Seller has filed or will file all Tax Returns required to be filed by Seller in connection with its ownership or operation of the Assets.  None of the Assets includes any stock, partnership interests, limited liability company interests, or legal or beneficial interests of any other person, and none of the Assets is subject to any agreement that creates a partnership for U.S. federal income tax purposes that has not properly elected out of Subchapter K of Chapter 1 of Subtitle A of the Code.

3.10. Environmental Matters.  As to the Properties, there are no pending or, to the Knowledge of Seller, threatened (a) lawsuits, (b) notices of violation or notices of deficiency, (c) civil or criminal penalties, or (d) other unresolved orders based on any noncompliance with Environmental Laws. Seller has no reason to believe that its operations or other activities on the Lands violate any Environmental Law. All written reports pertaining to environmental conditions on the Assets have been provided to Buyer.   THIS SECTION 3.10 CONSTITUTES SELLER’S SOLE REPRESENTATION AND WARRANTY WITH RESPECT TO ENVIRONMENTAL LAWS.

3.11. Broker’s Fees.  Seller has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees in respect of the matters provided for in this Agreement for which Buyer or Buyer’s affiliates will be responsible.

3.12. Outstanding Commitments, AFEs and Invoices.  Except as set forth in Schedule 3.12, (i) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets at or after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost $10,000.00 or less, net to Seller’s interest, and (ii) no proposals or authorities for expenditures (AFEs) are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating or unitization agreement, or to abandon any Wells, or to conduct any other operation on the Assets for which, in each such case, the estimated cost exceeds $10,000.00 net to Seller’s interest.

3.13. Preferential Rights and Required Consents.  Except as set forth in Schedule 3.13, there are no preferential rights to purchase any of the Assets and no consents to assignment that are required to be obtained in connection with the consummation of the transaction contemplated hereby.

                              ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller:

4.1. Organization.  Buyer is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly qualified as a foreign limited partnership in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby.

4.2. Authorization.  Buyer has full power and authority to execute, deliver and perform this Agreement and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.  Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action.  This Agreement and all agreements or instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto have been or will be duly executed and delivered by Buyer, and this Agreement and all agreements and instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

4.3. No Violation or Conflict.  The execution, delivery and performance by Buyer of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of Buyer’s articles of incorporation or bylaws (or equivalent governing documents) or any Laws, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected; or (b) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other Person.

4.4. No Reliance.  Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except those set forth in this Agreement.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Seller set forth in this Agreement, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.  Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

4.5. Financing.

(a) Buyer will have at Closing, unencumbered cash sufficient to fully satisfy its obligations to pay the Purchase Price to Seller, as and when due.

(b) Buyer has sufficient financial resources to fulfill the surety bonding requirements of the State of Louisiana in connection with the Leases.

4.6. Broker’s Fees.  Buyer has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees in respect of the matters provided for in this Agreement for which Seller or Seller’s affiliates will be responsible.

                             ARTICLE V

COVENANTS

5.1. Conduct of Business.  Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will use commercially reasonable efforts to maintain Seller’s interest in the Assets consistent with past practices and will pay lease revenue burdens, pay Taxes, and file all reports and other documents, and renew all permits, as due consistent with past practices.  Other than capital expenditures for the various projects set forth on Schedule 2.3(a)(iv), Seller has not, from and since the date hereof, and will not undertake any capital expenditures in excess of $10,000 or any contractual commitment in excess of thirty (30) days without the approval of Buyer, except in instances that could, in the opinion of Seller, result in material damage or injury to Persons, property or any of the Assets. Except in the case of an emergency and subject to the terms of applicable operating and other existing agreements, without the prior written consent of Buyer, Seller shall not:

1.	make any nonconsent elections;

2.	abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

3.	except in the ordinary course of business, modify or terminate any of the Property Agreements or waive or relinquish any right thereunder;

4.	agree to any renegotiated price, take-or-pay or other terms under existing gas purchase agreements;

5.	agree to any credit or prepayment arrangement that would reduce the share of gas deliverable following the Effective Time;

6.	enter into any agreement or instrument for the sale, treatment, or transportation of production (except for sales agreements terminable on no more than 30 days’ notice);

7.	create any material gas imbalance;

8.
encumber, sell or otherwise dispose of any of the Assets, other than (i) hydrocarbons sold or otherwise disposed of in the ordinary course of business or (ii) personal property that is replaced by equivalent property or consumed in Seller’s normal operation;

9.
pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction of obligations and liabilities in the ordinary course of business.

For the purposes of obtaining the written consents required in this Section 5.1, Buyer designates the person set forth in Section 10.5.  Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

5.2. Buyer’s Access to Information.  At Buyer’s sole cost and expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the Assets, including the Books and Records, in order to conduct such examinations and investigations of the Assets as Buyer deems necessary; provided, however, that such examinations and investigations:  (a) shall be conducted during the normal business hours of Seller and (b) shall not unreasonably interfere with the operations and activities of Seller.

5.3. Further Assurances.  Seller hereby agrees to use commercially reasonable efforts to obtain any and all approvals of Governmental Authorities and third party consents, approvals, notations and authorizations required in connection with the consummation of the transactions contemplated by this Agreement and Buyer hereby agrees to cooperate and assist Seller with respect to obtaining such approvals and consents. Each of the parties hereto hereby agrees to take all such other commercially reasonable actions as are necessary or advisable in order to cause the conditions set forth herein to be satisfied.  Seller further agrees to fully cooperate and exercise reasonable, good faith efforts to accommodate Buyer’s efforts to succeed Seller as operator of Seller-operated Assets.

5.4. Filings.  Promptly after the execution of this Agreement, the parties shall prepare and make or cause to be made any required filings, submissions and notifications under the Laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including to obtain the consents and approvals, contemplated by Section 5.3).  Each party will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

5.5. Publicity.  All general notices, releases, statements and communications to suppliers, distributors and customers of Seller or Buyer and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that any party hereto or its affiliates shall be entitled to make a public announcement if, upon the advice of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange and if, to the extent practicable, it gives prior notice to the other party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

5.6. Casualty.  Seller will maintain until Closing all existing insurance, at its sole cost and expense.  If any material portion of any Asset shall be damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party, elect to exclude such Asset from this Agreement.  In the event that the Asset to be excluded pursuant to this Section 5.6 is the entirety of a Lease, the Purchase Price shall be reduced by the Allocated Value of the Asset to be excluded.  In the event that the Asset sought to be excluded is less than the entirety of a Lease, the Purchase Price shall be reduced by an amount mutually agreed to in writing.  If neither party elects to delete such Asset from this Agreement, Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at Closing, any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.

5.7. Notification of Claims.  Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases, in each case, arising or threatened in writing prior to the Closing.

                      ARTICLE VI

CONDITIONS PRECEDENT TO CONSUMMATION OF

THE CLOSING; CLOSING

6.1. Conditions Precedent to Each Party’s Obligations to Close.  The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed; and

(b) all consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration may not reasonably be expected to have a Material Adverse Effect on Buyer or Seller following the Closing Date.

6.2. Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Seller contained in Article III shall be true and correct in all material respects (when read without exception for materiality or Material Adverse Effect) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing; and

(c) Seller shall have delivered, or caused to be delivered, to Buyer at Closing, all closing deliveries described in Section 6.4(a).

6.3. Conditions Precedent to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects  (when read without exception for materiality or Material Adverse Effect) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing;

(c) Buyer shall have delivered, or caused to be delivered, to Seller at Closing, the closing deliveries described in Section 6.4(b).

6.4. The Closing.  The following provisions shall be applicable with respect to the Closing:

(a) At Closing, Seller shall, as a condition precedent to Buyer’s obligations hereunder:

(i) execute and deliver the Assignment and the Assumption Agreements to Buyer;

(ii) deliver a certificate of Seller, signed by an authorized officer of Seller, certifying that the conditions set forth in Section 6.2 have been satisfied;

(iii) execute and deliver a FIRPTA Affidavit in the form attached as Exhibit D;

(iv) execute and deliver to Buyer letters in lieu of transfer or division orders;

(v) execute and deliver to Buyer any other forms required by any Governmental Authority relating to the assignment of the Assets and relating to the assumption of operations by Buyer;

(vi) deliver to Buyer such of the original Books and Records as Seller determines to be feasible and thereafter deliver the remainder of the original Books and Records to Buyer as soon after Closing as is reasonably practicable; and

(vii) deliver possession of the Assets to Buyer.

(b) At Closing, and as a condition precedent to Seller’s obligations hereunder, Buyer shall:

(i) pay to Seller in cash in immediate available funds the Closing Purchase Price by wire transfer to a bank to be designated by Seller in writing;

(ii) execute and deliver the Assumption Agreement to Seller;

(iii) deliver a certificate of Buyer, signed by an authorized officer of Buyer, certifying that the conditions set forth in Section 6.3 have been satisfied; and

(iv) execute and deliver to Seller any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

                          ARTICLE VII

ADDITIONAL COVENANTS

7.1. Seller’s Access to Books and Records.  At its expense, Seller and its affiliates and its and their authorized agents, officers and representatives shall have reasonable access after the Closing Date to the Books and Records for any reasonable business purpose; provided, however, that such access by Seller and its affiliates, and its and their authorized agents, officers and representatives (a) shall be conducted during the normal business hours of Buyer, and (b) shall not unreasonably interfere with the operations and activities of Buyer.  Buyer shall cooperate in all reasonable respects with Seller’s review of such information, including, without limitation, retaining all such information until Seller has notified Buyer in writing that all tax years (including any portion of a tax year) prior to and including the Closing Date have been closed or for seven years, whichever is longer.

7.2. Tax Matters.

(a) Apportionment of Tax Liability.  With respect to the Assets, all Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time.  Accordingly, for the purpose of apportioning the liability for Taxes, (i) Buyer shall be responsible for all Taxes related to the Assets that are attributable to the period of time after the Effective Time and (ii) Seller shall be responsible for all Taxes related to the Assets that are attributable to the period of Seller’s ownership prior to the Effective Time.  Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time.  Seller shall be responsible, and agrees to hold harmless and indemnify the Buyer Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production prior to the Effective Time, in each case to the extent not taken into account under Section 2.3(b).  Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production after the Effective Time, in each case to the extent not taken into account under Section 2.3(a).

(b) Transfer Taxes.  Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for any and all sales and use, conveyance, transfer, recordation, or similar Taxes or fees (including any related interest, penalties or legal costs) that may be imposed on any transfer of the Assets pursuant to this Agreement.

(c) Federal Tax Reporting.  Buyer and Seller will cooperate to comply with all procedural requirements of Section 1060 of the Code and the regulations promulgated thereunder, including, but not limited to, providing employer identification numbers.  Except as otherwise required by applicable law, Buyer and Seller agree that they will not take any tax position inconsistent with the allocations made pursuant to this Agreement; provided, however, that (i) Buyer’s cost for the Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs so allocated, and (ii) Seller’s amount realized on the sale of the Assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.

(d) The parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.

(e) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.2 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

7.3. Surety Bonds; Letters of Credit.  Buyer shall have surety bonds or letters of credit in place, if and as required, prior to or immediately following the Closing Date sufficient to replace Seller’s surety bonds or letters of credit set forth on Schedule 7.3.

7.4. Consents and Preferential Rights.  Any consents other than consents customarily obtained after Closing (such as, for example, consents to assign federal leases) arising under any of the Property Agreements and unresolved at Closing (either by time constraints or by refusal to consent), shall be considered agreed-upon Title Defects under Exhibit A, until satisfied.  If on the Closing Date, the holder of a preferential right has not indicated whether or not it will exercise its right and the time period within which it must timely respond has not lapsed, then the parties shall proceed to Closing on those Assets unaffected by the preferential right and Seller shall retain the Assets affected by the preferential right and Buyer shall retain a portion of the Purchase Price equal to the Allocated Value of such affected Assets as reflected on Schedule 3.4(b) until such time period has lapsed or has been waived by the holder of such preferential right. If the holder of the preferential right exercises such right after the Closing, then the Assets affected by the preferential right shall be Excluded Assets for purposes of this Agreement.  If the holder of the preferential right waives such right after the Closing or if the time period within which it must timely respond has lapsed, then the Assets affected by the preferential right shall immediately be conveyed to Buyer in return for payment by Buyer to Seller of the Allocated Value of the affected Assets.

                               ARTICLE VIII

INDEMNIFICATION

8.1. Limitation On and Survival of Representations and Warranties.

(a) Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.

(b) Subject to paragraph (a) of this Section 8.1 all representations and warranties contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of twelve (12) months beginning on the Closing Date, except that any representations and warranties with respect to Taxes shall survive until the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).  Such representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other Party in breach or against whom indemnification is sought within such period.  All covenants contained in this Agreement or in any agreement or instrument executed in connection herewith shall survive the Closing for the applicable statute of limitations relating thereto.  Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

8.2. Indemnification of Seller.

(a) Subject to the limitations set forth in Sections 7.2, 8.1, 8.5, 8.6, and 8.7, Seller hereby agrees to indemnify and hold Buyer and its affiliates and their respective employees, officers, managers, members and directors (each a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by Seller in Article III of this Agreement or in the certificate delivered by Seller pursuant to Section 6.4(a)(ii);

(ii) the breach of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;

(iii) the Excluded Assets or the Retained Liabilities; or

(iv) any responsibility for any offsite transportation, treatment, storage or disposal by Sellers of Hazardous Substances produced from the Assets.

Buyer covenants that it shall not solicit third parties to commence any proceedings or make any claims against Buyer or any affiliate of a Buyer for which a Buyer Indemnified Party would be entitled to indemnification under this Section 8.2 and shall not disclose any information with the intent of soliciting third parties to commence such proceedings or make such claims.

(b) Within thirty (30) days after receipt by a Buyer Indemnified Party of notice of the commencement of an Action or other event giving rise to a claim by a Buyer Indemnified Party for indemnification under this Section 8.2 (a “Buyer Claim”), the Party receiving such notice shall notify (the “Buyer Claim Notice”) Seller in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not relieve Seller of its obligations hereunder unless and only to the extent that Seller is materially prejudiced thereby.  Seller shall have the option, and shall notify Buyer Indemnified Party in writing within ten (10) Business Days after its receipt of a Buyer Claim Notice of its election, either:  (A) to participate (at the expense of Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by Buyer Indemnified Party) or (B) to take charge of and control the defense of such Action or Buyer Claim (at the expense of Seller).  If Seller elects to control the defense, it will not compromise or settle the Action or Buyer Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in Section 8.4.  If Seller fails to notify Buyer Indemnified Party of its election within the applicable response period, then Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim.  If Seller elects to control the defense of any Action or Buyer Claim, Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of Buyer Indemnified Party.

(c) Except as provided in Section 8.4, if Seller does not control the defense of any Action or Buyer Claim, then Buyer Indemnified Party may settle such Action or Buyer Claim only with the prior written consent of Seller Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

8.3. Indemnification by Buyer.

(a) Subject to the limitations set forth in Sections 7.2, 8.1 8.5, 8.6 and 8.7, Buyer hereby agrees to indemnify and hold Seller and its affiliates and their respective employees, officers, managers, and members (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by Buyer in Article IV of this Agreement or in the certificate delivered by Buyer pursuant to Section 6.4(b)(iii);

(ii) the breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto, including, without limitation, the Assumption Agreement; or

(iii) the ownership or operation of the Assets and Assumed Liabilities from and after the Closing Date.

(b) Within thirty (30) days after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a claim by a Seller Indemnified Party for indemnification (a “Seller Claim”), the Party receiving such notice shall notify (the “Seller Claim Notice”) Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not relieve Buyer of its obligations hereunder unless and only to the extent that Buyer is materially prejudiced thereby.  Buyer shall have the option, and shall notify Seller Indemnified Party in writing within ten (10) Business Days after its receipt of a Seller Claim Notice of its election, either:  (A) to participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by Seller Indemnified Party) or (B) to take charge of and control defense of such Action or Seller Claim (at its own expense).  If Buyer fails to notify Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim.  If Buyer elects to control the defense, it will not compromise or settle the Action or Seller Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in Section 8.4.  If Buyer elects to control the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of Seller Indemnified Party.

(c) Except as provided in Section 8.4, if Buyer does not control the defense of any Action or Seller Claim, then Seller Indemnified Party may settle such Action or Seller Claim only with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

8.4. Consent to Settlement; Cooperation.  Either Buyer or Seller, as the case may be (each an “Indemnifying Party”), in the defense of any claim or litigation, may, without the consent of the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, consent to entry of any judgment or enter into any settlement only if the same includes as an unconditional term thereof the giving by the claimant or plaintiff to such Buyer Indemnified Party or Seller Indemnified Party (as applicable) of a full and unconditional release from all liability in respect of such claim or litigation.  A Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall furnish such information regarding itself or the claim in question as the Indemnifying Party, may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

8.5. Limitation of Liability.  Notwithstanding the foregoing, and except with respect to Buyer’s and Seller’s respective obligations for Taxes and post-closing adjustments to the Purchase Price and except for Seller’s obligations under Section 8.2(a)(iii) and Buyer’s obligations under Section 8.3(a)(iii), (a) Seller shall not be obligated to indemnify Buyer Indemnified Parties, and Buyer shall not be obligated to indemnify Seller Indemnified Parties pursuant to this Article VIII unless and until the amount of all Losses incurred by Buyer, or by Seller, as the case may be, exceeds one percent (1%) of the Purchase Price in the aggregate (the “Basket”), in which event the Party seeking indemnity may recover all Losses incurred in excess of the Basket from the first dollar above the Basket, and (b) Seller’s maximum liability for Losses under Section 8.2 shall be fifteen percent (15%) of the Purchase Price (the “Maximum Indemnity Amount”).

8.6. Exclusive Remedy.  Except as provided in Section 7.2 or 8.7, after the Closing, the Parties’ sole and exclusive recourse against each other for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of this Article VIII.  Under no circumstances shall any Party be liable to the other Party for consequential, incidental, or punitive damages, including damages for lost profits, and this sentence shall survive the Closing or any termination of this Agreement under Section 9.1.

8.7. Title and Environmental Defects.  Buyer’s sole and exclusive remedy with respect to Title Defects or Losses arising thereunder shall be as provided in Exhibit A. Buyer’s sole and exclusive remedy with respect to Environmental Defects or Losses arising thereunder shall be as provided in Exhibit B.

8.8. Disclaimer of Other Warranties.

(a) The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, or statutory.  Except as provided in Article III, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (II) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (III) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (VIII) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.  SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(b) Buyer is aware that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises.  Some equipment and sites included in the Properties may contain asbestos, Hazardous Substances, or naturally occurring radioactive material (“NORM”).  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other materials or Hazardous Substances; and NORM containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties.  Special procedures may be required for the remediation, removal, transportation, or disposal of materials, asbestos, Hazardous Substances, and NORM from the Properties.  Effective as of Closing, Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities and will conduct these activities in accordance with all applicable laws and regulations, including applicable environmental laws.

(c) Buyer understands that operation of the Leases is subject to requirements of the Governmental Authorities having jurisdiction.  It will be the obligation of Buyer to ensure that, as of the Closing, or as soon thereafter as reasonably practicable, Buyer will meet the qualifications of the Governmental Authorities having jurisdiction, in order to become record operator of the Leases.

8.9. Materiality Qualifiers Disregarded.  For the sole purpose of determining the amount of any Losses under this Article VIII arising from the existence of a breach of any of either Party’s representations and warranties herein, all such breached representations and warranties that are qualified by materiality shall be deemed to be not so qualified.  For the avoidance of doubt, however, for the purpose of determining whether there has been a breach of a representation or warranty, all such qualifiers shall be considered.

                            ARTICLE IX

TERMINATION

9.1. Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer, which breach would prevent Buyer from performing its obligations under this Agreement and which is not cured within 5 days following written notice to Buyer, or which breach, by its nature or timing, cannot be cured prior to Closing; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if it is then in material breach of any of representations, warranties, covenants or other agreements hereunder;

(c) by Buyer if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach would prevent Seller from performing its obligations under this Agreement and which is not cured within 5 days following written notice to Seller, or which breach, by its nature or timing, cannot be cured prior to Closing; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any of representations, warranties, covenants or other agreements hereunder;

(d) by Buyer or Seller if the Closing shall not have occurred on or before June 1, 2010 (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose breach of this Agreement or failure to fulfill any obligation under or pursuant to this Agreement has been the cause, directly or indirectly of, or has resulted in, the failure of the Closing to occur on or before such date);

(e) by Buyer or Seller, if any court of competent jurisdiction of any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or

(f) by Buyer or Seller, if the aggregate of the Title Defect Values, Environmental Defect Values, preferential rights and Required Consents total more than $5,000,000.

9.2. Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2 and in Sections 8.6 and 10.2 of this Agreement shall survive any such termination.

                           ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement.  This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

10.2. Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer or which designate Buyer as the operator of the Assets and for all fees connected with such filing or recording.  Upon request, Buyer shall advise Seller of the pertinent recording data.  Seller shall not be responsible for any loss to Buyer because of Buyer’s failure to file or record any such documents correctly or promptly.

10.3. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction, except for matters concerning real property located in the State of Louisiana, including oil and gas interests, which matters will be governed  by, and construed in accordance with, the laws of the State of Louisiana, without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction.

10.4. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; except that (i) a party may assign its rights and obligations under this Agreement to any affiliate, but no such assignment shall relieve the assigning party of its obligations hereunder and such assigning party shall cause its assignee to perform its obligations under this Agreement and shall be responsible for any failure of such assignee to comply with any representation, warranty, covenant or other provision of this Agreement and (ii) Buyer may, after the Closing, assign 50% of its rights and obligations under this Agreement to BG US Production Company, LLC or any of its affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder and such assigning party shall cause its assignee to perform its obligations under this Agreement and shall be responsible for any failure of such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

10.5. Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.5:

If to Seller:	Mainland Resources, Inc. 20333 SH 249, Suite 200 Houston, Texas 77070 Attention: Michael J. Newport Telecopy: 713-583-1162
With a copy to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Houston, Texas 75201 Attention: Mark R. Wasem Telecopy: 214-855-8200
If to Buyer:	LP
With a copy to:

10.6. Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.7. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.8. Interpretation.  Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.  All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

10.9. Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

10.10. No Third-Party Reliance.  No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.

10.11. Like-Kind Exchange.  In the event either party so elects (the “Requesting Party”) within two (2) business days prior to Closing, the other party agrees to cooperate, as and to the extent reasonably requested by the Requesting Party, in connection with the transactions contemplated herein to make such modifications as may be necessary to qualify such transactions, in whole or in part, as a “like-kind” exchange pursuant to Section 1031 of the Code.  The Requesting Party shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Treasury Regulations § 1.1031(k)-1(g)(4)) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Each party acknowledges and agrees that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any party from any of its respective liabilities and obligations hereunder.  Neither party represents to the other that any particular Tax treatment will be obtained by reason of the transactions contemplated by this Section 10.11.

10.12. Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by all of the parties.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.

SELLER:

MAINLAND RESOURCES, INC.

By:
Name: Michael J. Newport
Title: President and Chief Executive Officer

BUYER:

LP

By: LLC

By:
Name:

Title:  Vice-President

EXHIBIT A

PROCEDURE FOR CLAIMING TITLE DEFECTS

AND ADJUSTING THE PURCHASE PRICE

1. Title and Procedure.  From the date of this Agreement until 5:00 p.m. Central time on the April 15, 2010 (the “Examination Period”), Seller will afford to Buyer and its representatives reasonable access during normal business hours to the offices, personnel and books and records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects exist.

2. Accessible Information; Expenses; Confidential Information; Indemnification. Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, and engineering records, in each case insofar as the same may now be in existence and in the possession of Seller, provided, however, that Seller may withhold access to (a) all legally privileged documents (other than title opinions) identified in writing by Seller which includes a brief explanation of the nature of the privilege being asserted and (b) information that Seller is prohibited from disclosing by third party confidentiality restrictions; provided further that Seller will use its reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer.  The cost and expense of Buyer’s review of the title to the Assets will be borne solely by Buyer.  Buyer will not contact any of the customers or suppliers of Seller or its Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, e-mail, mail or other means of communication, without the specific prior written authorization of Seller, which consent will not be unreasonably withheld.

3. Notice of Asserted Title Defects.  If Buyer discovers any Title Defect affecting any Lease set forth on Schedule 3.4(b), Buyer may notify Seller of such alleged Title Defect from time to time prior to the expiration of the Examination Period, provided that such allegation is made in good faith.  To be effective, such notice (“Title Defect Notice”) must:

A.	be in writing,

B.	be received by Seller prior to the expiration of the Examination Period,

C.
describe the Title Defect in reasonable detail including the basis therefore (including any alleged variance in the Net Acres, Net Revenue Interest or Working Interest of any Property) and any supporting documents,

D.	identify the specific Assets to which such Title Defect relates, and

E.	include the value of such Title Defect as determined by Buyer in good faith.

Notwithstanding anything to the contrary herein, at the end of the Examination Period, any matters that may otherwise constitute a Title Defect, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, will be deemed to have been waived by Buyer for all purposes.

4. Cure.  Upon the receipt of an effective Title Defect Notice from Buyer, Seller will have the option, but not the obligation, to attempt to cure such Title Defect during the Cure Period (as hereinafter defined) at Seller’s sole cost and expense.  A Property affected by such Title Defect will be referred to as a “Title Defect Property.”

5. Notice of Asserted Title Benefits.  If Seller discovers any Title Benefit affecting any Lease set forth on Schedule 3.4(b), Seller may notify Buyer of such alleged Title Benefit from time to time prior to the expiration of the Examination Period, provided that such allegation is made in good faith.  To be effective, such notice (“Title Benefit Notice”) must:

A.	be in writing;

B.	be received by Buyer prior to the expiration of the Examination Period;

C.
describe the Title Benefit in reasonable detail including the basis therefore (including any alleged variance in the Net Acres, Net Revenue Interest or Working Interest of any Property) and any supporting documents;

D.	identify the specific Assets to which such Title Benefit relates; and

E.	include the value of such Title Benefit as determined by Seller in good faith.

Notwithstanding anything to the contrary herein, at the end of the Examination Period, any matters that may otherwise constitute a Title Benefit, but of which Buyer has not been specifically notified by Seller in accordance with the foregoing, will be deemed to have been waived by Seller for all purposes.

6. Defensible Title.  As used in this Exhibit A, “Defensible Title” means, as of the Closing Date, with respect to the Leases set forth and identified on Schedule 3.4(b), such record title and ownership by Seller that:

A.
entitles Seller to receive and retain from each Lease, without reduction, suspension or termination, not less than the Net Acres and Net Revenue Interest set forth and identified for each Lease set forth and identified on Schedule 3.4(b); and

B.	is free and clear of all encumbrances except Permitted Encumbrances.

7. Title Defect Amount.  The Title Defect Amount with respect to a Title Defect Property will be determined by taking into consideration the Allocated Value of the Title Defect Property affected by such Title Defect, the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that:

A.
if such Title Defect is the result of a discovery by Buyer that Seller owns fewer Net Acres per Lease than the Net Acres reflected therefor on Schedule 3.4(b), then Buyer and Seller agree that the Title Defect Amount shall be equal to the product of the Allocated Value for each Lease set forth on Schedule 3.4(b), as applicable, and the percentage reduction in such Net Acres as a result of such Title Defect.  For all purposes hereunder, each Net Acre shall have a value of $17,500.  For example, if Buyer were to discover that Seller owns only 108.46 Net Acres in the Mary Griffith lease set forth on line 7 of Schedule 3.4(b) for which Schedule 3.4(b) indicates Seller owns 109.46 Net Acres in such Lease, then the Title Defect Amount would be $17,500 and the Allocated Value for such Lease would be reduced by $17,500;

B.
if such Title Defect is in the nature of the Net Revenue Interest in a Lease being less than the Net Revenue Interest set forth on Schedule 3.4(b) with respect thereto and the corresponding Working Interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Lease multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

C.	if such Title Defect is in the nature of an encumbrance, then the Title Defect Amount will be the amount required to fully discharge such encumbrance; and

D.
if the Title Defect results from any matter not described in subsections (a) or (b) above, the Title Defect Amount will be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property).  Notwithstanding the foregoing, any matters that would otherwise constitute a Title Defect will not be a Title Defect if it is not reasonably likely to affect the market value to Buyer of the affected Asset based on the standards and practices of reasonably prudent operators of oil and gas wells in the Haynesville Shale.

8. Title Benefit Amount.  The Title Benefit Amount with respect to a Title Benefit Property will be determined by taking into consideration the Allocated Value of the Title Benefit Property affected by such Title Benefit, the portion of the Title Benefit Property subject to such Title Benefit, and the legal effect of such Title Benefit on the Title Benefit Property affected thereby; provided, however, that:

A.
if such Title Benefit is the result of a discovery by Seller that Seller owns more Net Acres per Lease than the Net Acres reflected therefor on Schedule 3.4(b), then Buyer and Seller agree that Title Benefit Amount shall be equal to the product of the Allocated Value for each Lease set forth on Schedule 3.4(b), as applicable, and the percentage increase in such Net Acres as a result of such Title Benefit.  For all purposes hereunder, each Net Acre shall have a value of $17,500.  For example, if Seller were to discover that Buyer owns 110.46 Net Acres in the Mary Griffith lease set forth on line 7 of Schedule 3.4(b) for which Schedule 3.4(b) indicates Seller owns 109.46 Net Acres in such Lease, then the Title Benefit Amount would be $17,500 and the Allocated Value for such Lease would be increased by $17,500;

B.
if such Title Benefit is in the nature of the Net Revenue Interest in a Lease being more than the Net Revenue Interest set forth on Schedule 3.4(b) with respect thereto and the corresponding Working Interest remains the same, then the Title Benefit Amount will be the Allocated Value for the relevant Lease multiplied by the percentage increase in such Net Revenue Interest as a result of such Title Benefit;

C.
if the Title Benefit results from any matter not described in subsection (a) above, the Title Benefit Amount will be an amount equal to the difference between the value of the Title Benefit Property with such Title Benefit and the value of such Title Benefit Property without such Title Benefit (taking into account the Allocated Value of the Title Benefit Property).

9. Procedures for Title Defects.

A.
If Seller and Buyer agree that a Title Defect exists and if prior to the Closing Date, Seller has been unable to cure such Title Defect (and there is no dispute as to whether or not it has been cured), and Buyer and Seller agree that Seller will not be able to cure such Title Defect within 60 days after the expiration of the Examination Period (the “Cure Period”), then the Purchase Price will be reduced by the Title Defect Amount, with respect to such Title Defect Property (taking into account the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect Property).

B.
If Seller and Buyer are unable to reach an agreement at any time as to whether a Title Defect exists or, if it does exist, whether it has been cured or the amount of the Title Defect Amount attributable to such Title Defect, then dispute resolution procedures may be initiated by Seller or Buyer under Section 11 of this Exhibit A promptly following the inability to reach an agreement.

C.
Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure any Title Defects that have not been cured or resolved pursuant to Section 9(a) of this Exhibit A.  If, at the end of the Cure Period, Seller has been unable to cure a Title Defect (and there is no dispute as to whether or not it has been cured), Seller will pay Buyer, within 30 days, the Title Defect Amount with respect to such Title Defect (taking into account the value of the results of any curative efforts made by or on behalf of Seller with respect to such Title).

Notwithstanding anything to the contrary contained herein, Seller will have the option, but not the obligation, within 60 days after the resolution of any dispute as to any Title Defect Property as to which the Title Defect Amount exceeds fifty percent (50%) of the Allocated Value, to retain any Title Defect Property or to cause to be assigned any Title Defect Property to Buyer and the Purchase Price will be adjusted as set forth in Section 9(a) of this Exhibit A.  If Seller exercises its option to retain any Title Defect Property, then Buyer will transfer such Title Defect Property to Seller, and Seller will pay Buyer an amount equal to the Allocated Value paid by buyer for such Title Defect Property.

10. Procedures for Title Benefits.

A.
If Seller and Buyer agree that a Title Benefit exists and agree upon Title Benefit Amount, then the Purchase Price will be increased by the Title Benefit Amount, with respect to such Title Benefit Property.

B.
If Seller and Buyer are unable to reach an agreement at any time as to whether a Title Benefit exists or, if it does exist, the amount of the Title Benefit Amount attributable to such Title Benefit, then dispute resolution procedures may be initiated by Seller or Buyer under Section 11 promptly following the inability to reach an agreement.

11. Arbitration.

A.
In the event of any dispute with respect to this Exhibit A, the parties hereto agree to make reasonable efforts to come to a mutually acceptable resolution of such dispute among themselves prior to the involvement of any third-party intermediary.  If any party hereto elects to submit any dispute to arbitration as specifically provided in this Section 11, then such party will notify the other party in writing.  Within 15 days following such notice, Seller and Buyer agree to jointly select an arbitrator.  For disputes regarding Title Defects, Title Defect Amounts, Title Benefits or Title Benefit Amounts the arbitrator will be an experienced oil and gas attorney licensed in Louisiana with at least 15 years of experience with U.S. oil and gas legal and business matters, including title examinations and oil and gas transactions.  This person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects, Title Defect Amounts, Title Benefits or Title Benefit Amounts.  If Seller and Buyer are unable to agree on the Title Defect Arbitrator within the 15 day period, any Party hereto may apply to a court in the State of Texas, regarding asserted Title Defects, Title Defect Amounts, Title Benefits, or Title Benefit Amounts for the selection of a Title Defect Arbitrator or, respectively, with the qualifications set forth in this paragraph.

B.
Any arbitration hearing, if one is desired by the Title Defect Arbitrator, will be held in Harris County, Texas, or such other location acceptable to both parties and the Title Defect Arbitrator.  The Parties may mutually elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Title Defect Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously (the intention of the parties being that the Arbitration shall allow only that minimum discovery determined by the Arbitrator to be reasonably necessary to protect the integrity of the process) and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Title Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the parties.  Judgment upon the award(s) rendered by the Title Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Seller and Buyer will bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the Title Defect Arbitrator will be shared equally by the parties.

C.
The arbitration will commence as soon as possible after the Title Defect Arbitrator is selected in accordance with the provisions of this Section 11 of this Exhibit A.  In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount or Title Benefit Amount, the Title Defect Arbitrator may consider such matters as, in the opinion of the Title Defect Arbitrator, are necessary or helpful to make a proper valuation; however, the Title Defect Arbitrator will be bound by those factors set forth in Sections 7 and 8, respectively.  Furthermore, the Title Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts and the Title Defect Arbitrator will not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

D.	Any replacement Title Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator.

E.
As to any determination of amounts owing under the terms of this Section 11 of this Exhibit A, no lawsuit based on such claimed amounts owing will be commenced by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator.

F.
All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

12. Uncured Title Defects and Title Benefits.  If any dispute resolution procedures initiated pursuant to Section 11 of this Exhibit A are finally resolved after Closing, then within 10 days after the date of the final resolution of any such arbitration of any alleged Title Defect or Title Benefit hereunder (as set forth in Section 11 of this Exhibit A), Seller will pay Buyer an amount, if any, equal to such final resolution of such Title Defect and Buyer will pay Seller an amount, if any, equal to such final resolution of such Title Benefit.

EXHIBIT B

PROCEDURE FOR CLAIMING ENVIRONMENTAL DEFECTS

AND ADJUSTING THE PURCHASE PRICE

1.           Environmental Review.

A.           Environmental Access.  Prior to the expiration of the Examination Period, subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall (i) permit Buyer and representatives of Buyer and its lenders to have reasonable access and at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client work product or like privilege, and (ii) use reasonable efforts to permit Buyer, its representatives and consultants to have reasonable access to the Assets for the purpose of allowing Buyer, its representatives and consultants to inspect and/or audit the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense

B.           Conduct of Review.  Prior to conducting Buyer’s Environmental Review, Buyer shall furnish Seller with a written proposed scope of Buyer’s Environmental Review, including a description of the activities to be conducted and the locations of such activities.  Buyer shall not commence any activity proposed to be included in Buyer’s Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller which approval shall not be unreasonably withheld or delayed; provided, that if Seller declines to approve a proposed activity, Buyer may elect to exclude the affected property from the transaction and the Purchase Price will be adjusted downward accordingly.  Seller shall have the right to be present during any inspection (including Buyer’s Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

C.           Buyer’s Responsibility for Review.  In connection with Buyer’s Environmental Review, Buyer agrees that Buyer and Buyer’s employees, agents and contractors shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances.  Specifically, but without limitation, when handling solid waste or Hazardous Substances, if any, discovered during the inspection of the Assets, Buyer and Buyer’s employees, agents and contractors shall handle such waste or substances in accordance with all laws.  Any soil or water samples taken by Buyer from the Assets shall become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and other applicable Governmental Authority.  Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets substantially to their original condition, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review.  Failure by Buyer to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action deemed necessary or appropriate by Seller to correct such failure, all at Buyer’s expense.  Prior to Closing, Buyer shall maintain and shall cause its partners, officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to Buyer’s Environmental Review strictly confidential and shall not disclose the same to any third person without the prior written consent of Seller, except to the extent required by law.  Buyer shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyer or Buyer’s consultants promptly following Buyer’s or such consultant’s preparation or receipt of the same.  Buyer does hereby indemnify and hold harmless, release and agree to defend Seller and its officers, directors, employees and agents from and against any and all liabilities arising out of any violation by Buyer, its consultants or their officers, directors, employees, agents, representatives, contractors, consultants and advisors of any Environmental Law, the provisions of this Section or, in whole or in part, from their inspection or testing of the Assets or handling any substances or samples in connection therewith, regardless of any concurrent negligence or strict liability on the part of Seller and its officers, directors, employees and agents and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.

2.           Environmental Liabilities and Obligations.

           A.           Retained Environmental Liabilities.  Upon Closing, if and to the extent the aggregate Environmental Defect Values exceed $200,000 (the “Defect Threshold”), and subject to subsection 2.C. below, Seller shall retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer from all Losses attributable to and relating to Environmental Defects for which Seller receives a timely Environmental Defect Notice (the “Retained Environmental Liabilities”).

           B.           Assumed Environmental Liabilities.  Subject to the provisions in Section 3, Contested Environmental Defects, if the aggregate Environmental Defect Values do not exceed the Defect Threshold, upon Closing Buyer shall assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time (collectively, the “Assumed Environmental Liabilities”).  If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

           C.           Remedies.  If the aggregate Environmental Defect Values exceed the Defect Threshold, Seller shall elect one of the following options: (i) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable (and retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects), such remediation to be consistent with Environmental Laws; (ii) exclude the affected Asset from the transaction and reduce the Purchase Price by the Allocated Value of such Asset, or (iii) if agreed to by Buyer, in its sole discretion, leave such affected Assets in the transaction and reduce the Purchase Price by the amount of the aggregate Environmental Defect Values, in which event Buyer shall release Seller from any further Retained Environmental Liability relating to the Environmental Defects so satisfied.  Seller will be deemed to have adequately completed the remediation set forth in option (i) upon receipt of either (x) a certificate or approval from the applicable Governmental Authority that the remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (y) a certification from a licensed professional engineer approved by Buyer that the remediation has been completed to the extent necessary to comply with existing regulatory requirements if the approval or certification specified in clause (x) cannot be obtained because provision for such approval or certification is not provided under applicable Environmental Law.  In the event Seller elects option (ii) above as to any portion of the Assets, Buyer may waive the relevant Environmental Defect in lieu thereof.

3.           Contested Environmental Defects.  If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before five (5) days after receipt of the Environmental Defect Notice (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value.  Within three business days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value.  If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 4 below.  If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

4.           Arbitration.

A.           In the event of any dispute with respect to this Exhibit B, the parties hereto agree to make reasonable efforts to come to a mutually acceptable resolution of such dispute among themselves prior to the involvement of any third-party intermediary.  If any party hereto elects to submit any dispute to arbitration as specifically provided in this Section 4, then such party will notify the other party in writing.  Within 15 days following such notice, Seller and Buyer agree to jointly select an arbitrator.  For disputes regarding Environmental Defects the arbitrator will be an oil and gas attorney licensed in Louisiana with at least 15 years of experience with U.S. oil and gas legal and business matters, including environmental examinations and oil and gas transactions.  This person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects.  If Seller and Buyer are unable to agree on the Environmental Defect Arbitrator within the 15 day period, any party hereto may apply to a court in the State of Texas, regarding asserted Environmental Defects for the selection of a Environmental Defect Arbitrator or, respectively, with the qualifications set forth in this paragraph.

B.           Any arbitration hearing, if one is desired by the Environmental Defect Arbitrator, will be held in Harris County, Texas, or such other location acceptable to both parties and the Environmental Defect Arbitrator.  The Parties may mutually elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Environmental Defect Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously (the intention of the parties being that the Arbitration shall allow only that minimum discovery determined by the Arbitrator to be reasonably necessary to protect the integrity of the process) and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the parties.  Judgment upon the award(s) rendered by the Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Seller and Buyer will bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the Environmental Defect Arbitrator will be shared equally by the parties.

C.           The arbitration will commence as soon as possible after the Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 4 of this Exhibit B.  In fulfilling his or her duties with respect to determining the value of an Environmental Defect, the Environmental Defect Arbitrator may consider such matters as, in the opinion of the Environmental Defect Arbitrator, are necessary or helpful to make a proper valuation; however, the Environmental Defect Arbitrator will be bound by those factors set forth in Sections 2.  Furthermore, the Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Environmental Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Environmental Defect Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Environmental Defects and the Environmental Defect Arbitrator will not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

D.           Any replacement Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Environmental Defect Arbitrator.

E.           As to any determination of amounts owing under the terms of this Section 4 of this Exhibit B, no lawsuit based on such claimed amounts owing will be commenced by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Environmental Defect Arbitrator.

F.           All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

5.           Uncured Environmental Defects.  If any dispute resolution procedures initiated pursuant to Section 4 of this Exhibit B are finally resolved after Closing, then within 10 days after the date of the final resolution of any such arbitration of any alleged Environmental Defect hereunder (as set forth in Section 4 of this Exhibit B), Seller will pay Buyer an amount, if any, equal to such final resolution of such Environmental Defect.

EXHIBIT C

FORM OF ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (this “Assignment”), effective as of 12:01 a.m. (local time) on January 1, 2010 (the “Effective Time”), is made from Mainland Resources, Inc., a Nevada corporation, 20333 SH 249, Suite 200, Houston, Texas  77070 (the “Assignor”), to LP, a Delaware limited partnership, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (the “Assignee”).

ARTICLE I

GRANTING AND HABENDUM

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, the Assets. The term “Assets” shall mean all of Assignor’s right, title and interest in and to the following:

(i)           Leasehold.  All Assignor’s right, title and interest in and to all oil, gas and mineral leases described in EXHIBIT “A”, including renewals, extensions, ratifications and amendments to such leases, and further including working interests, rights of assignment and reassignment, net revenue interests, bonus, rentals, royalties, executive rights, reversionary rights and undeveloped locations under or in oil, said gas and mineral leases, and interests in rights to explore for and produce oil, gas or other minerals and the non-exclusive right to utilize all rights of way, rights of ingress and egress, road, pipeline and other easement rights, and any other rights, titles, interests, permits or privileges, that relate directly to or are used in connection with the leasehold rights, titles and interests described in EXHIBIT “A” attached and made a part hereof,  all of such right, title and interest described in this clause (i) being hereinafter referred to herein as the “Leases” or in some cases “Lease” if the context requires;

(ii)           Wells and Equipment.  All of Assignor’s right, title and interest in and to those wells listed on EXHIBIT “B”, and all related personal property, equipment, fixtures, improvements and permits necessary for the use or operation of said wells (“Wells”); and

(iii)           Contract Rights.  All of  Assignor’s right, title and interest in or derived from unit agreements, orders and decisions of regulatory authorities establishing or relating to units, operating agreements, exploration agreements, communitization agreements, farmout agreements and farmin agreements and any other agreements relating to the Leases and Wells (collectively, the “Contracts”), including, without limitation, the Contracts set forth on EXHIBIT “C” attached hereto.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

ARTICLE II

SPECIAL WARRANTY OF TITLE AND DISCLAIMERS

Section 2.01 Special Warranty of Title.  Assignor hereby agrees to warrant and defend title to the Assets solely unto Assignee (and its affiliates) against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the Permitted Encumbrances (as such term is defined in the Purchase Agreement described below).  Assignee shall have full rights of substitution and subrogation to all warranties and covenants heretofore given by others not affiliated with Assignor with respect to the Leases or any part thereof.

Section 2.02                      Disclaimer.  Except as set forth in the Purchase Agreement, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (II) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (III) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (VIII) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.  SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE III

MISCELLANEOUS

Section 3.01 Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 3.02 No Third Party Beneficiaries. Nothing in this Assignment shall provide any benefit to any third party or entitle any thirty party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a third party beneficiary contract.

Section 3.03 Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.04 Governing Law. This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of Louisiana.

Section 3.05 Counterpart Execution. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.06 Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given parish may contain only that portion of the exhibits that describes Assets located in that parish. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.07 Purchase Agreement. This Assignment is subject to all of the terms and conditions of the Purchase and Sale Agreement dated March 12, 2010 by and between Assignor and Assignee (the “Purchase Agreement”).  If there is a conflict between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall control to the extent of the conflict.  Assignor and Assignee intend that the terms of the Purchase Agreement remain separate and distinct from and not merge into the terms of this Assignment.

[Signatures on following page]

IN WITNESS WHEREOF, this Assignment is executed by the parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

WITNESSES:                                                                ASSIGNOR:

                                                                                        MAINLAND RESOURCES, INC.

By:                                                                           By:
Name:                                                                      Name:
                                                                                         Title:

By:
Name:

WITNESSES:                                                                ASSIGNEE:

LP
                                                                                         a Delaware limited partnership

By:                                                                           By:    LLC
Name:                                                                      a Delaware limited liability company
                                                                                         Its: General Partner

By:
Name:                                                                              By:
 Vice President

STATE OF TEXAS §

COUNTY OF DALLAS §

This foregoing instrument was acknowledged before me this ___ day of ____________, 2010, by ______________, the ____________ of Mainland Resources, Inc., on behalf of such company.

NOTARY PUBLIC, STATE OF TEXAS

STATE OF TEXAS §

COUNTY OF DALLAS §

This foregoing instrument was acknowledged before me this ___ day of ____________, 2010, by Vice President of LLC, General Partner of L.P., on behalf of such limited partnership.

_______________________
NOTARY PUBLIC, STATE OF TEXAS

EXHIBIT D

FORM OF FIRPTA AFFIDAVIT

ATTACHED TO AND MADE PART OF THAT CERTAIN PURCHASE AGREEMENT BY AND AMONG
MAINLAND RESOURCES, INC., AS SELLER
AND
LP, AS BUYER
DATED MARCH 12, 2010

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Mainland Resources, Inc.  (“Seller”), the undersigned hereby certifies under penalties of perjury the following on behalf of Seller:

1.
Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

2.	Seller is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.	Seller’s U.S. employer identification number is _____________; and

4.	Seller’s office address is ___________

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

_______________________________

By:_________________________________                                                                                           Date:  ______________, 2010
Name:           ______________________________
Title:________________________________

STATE OF __________                                           §
§
COUNTY OF ________                                           §

This instrument was acknowledged before me on this ___ day of __________, 2010 by ______________, ______________ of.

Notary Public
My Commission Expires:

SCHEDULE 2.1(a)

EXCLUDED ASSETS

(a) The oil and gas leases excluded in accordance with the procedures set forth in Section 5.6, Section 7.4 or on Exhibit A or B.

(b) A copy of the Books and Records.

(c) Any other assets held by Seller or its affiliates, including any other assets held by Seller in DeSoto Parish, Louisiana.

SCHEDULE 2.3(a)(iv)

CERTAIN DRILLING AND COMPLETION COSTS

Summary of drilling, completions costs and operating costs as of 3/2/10

1.	Paul Little 7H No. 1 Well - $837,039.26 - drilling costs

2.	Dehan et al 15 #1H - $2,436,914.11 - drilling and completion; $58,612.45 - operating costs

3.	Griffith 11#1- $22,639.68 - operating costs as of effective date

4.	International Paper Co 12H Well - $1,457,985.00- drilling costs as of effective date

5.	Stevenson Douglas LLC et al #1 - $2,007,977.56 – drilling and completion costs as of effective date

Total - $6,821,167.77

 SCHEDULE 2.3(b)(iv)

ACCRUED SUSPENSE FUNDS

NONE.

SCHEDULE 3.3

VIOLATIONS OF CONFLICTS

NONE.

SCHEDULE 3.4(a)

LEASED PERSONAL PROPERTY

NONE.

SCHEDULE 3.4(b)

LEASES AND WELLS
(INCLUDING NET ACRES, WI, NRI AND ALLOCATED VALUES)

Seller will sell all of its rights in the Leases set forth below only as to depths 100 feet below the stratigraphic equivalent of the base of the Cotton Valley formation, as identified at 10,260 feet log depth in the electric log of the Winchester Samuels 23-1 well (API# 17-031-24064).

SEE ATTACHED

SCHEDULE 3.5(a)

PROPERTY AGREEMENTS

1.	Letter Agreement between Mainland Resources, Inc. and Petrohawk Energy Corporation, dated July 14, 2008.

2.	Operating Agreement between Petrohawk Operating Company, Petrohawk Properties, LP and Mainland Resources, Inc., dated August 1, 2008.

SCHEDULE 3.5(b)

MATTERS RELATING TO PROPERTY AGREEMENTS

NONE.

SCHEDULE 3.6

UNPAID RENTALS, ROYALTIES, OVERRIDING ROYALTY INTERESTS AND OTHER PAYMENTS

NONE.

SCHEDULE 3.7

COMPLIANCE WITH LAW

NONE.

SCHEDULE 3.8

LITIGATION

NONE.

SCHEDULE 3.12

OUTSTANDING COMMITMENTS, AFEs and INVOICES

NONE.

SCHEDULE 3.13

PREFERENTIAL RIGHTS AND REQUIRED CONSENTS

There are no Preferential Rights to Purchase.

Listed below please find the leases that contain consent to assign language.

Lessor	Lessee	Book	/	Page	Comments
Weyerhaeuser Company	Petrohawk Properties, LP	953	/	771	Approval requires prior written consent.

SCHEDULE 7.3

SELLER’S SURETY BONDS AND LETTERS OF CREDIT

NONE.